                                                                    Exhibit 99.1
                             INDEPENDENT AUDITORS' REPORT



The Board of Directors and Shareholders
ACTIVISION, INC.:

We have audited the accompanying supplemental consolidated balance sheet of ACTIVISION, INC. and subsidiaries as of March 31, 1997 and the related supplemental consolidated statements of operations, changes in shareholders' equity and cash flows for the year then ended. In connection with our audit of the supplemental consolidated financial statements, we also have audited supplemental financial statement schedule II for the year ended March 31, 1997. These supplemental consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements and financial statement schedule based on our audit. We did not audit the financial statements of Combined Distribution (Holdings) Limited, a wholly-owned subsidiary, which statements reflect total assets constituting 21 per cent and total revenues constituting 44 per cent of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Combined Distribution (Holdings) Limited, is based solely on the report of the other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The supplemental consolidated financial statements and financial statement schedule give retroactive effect to the merger of ACTIVISION, INC. and Combined Distribution (Holdings) Limited, on November 26, 1997, which has been accounted for as a pooling of interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of ACTIVISION, INC. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, based on our audit and the report of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of ACTIVISION, INC. and subsidiaries as of March 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination. Also, in our opinion, the related supplemental financial statement schedule for the year ended March 31, 1997, when considered in relation to the basic supplemental consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG PEAT MARWICK LLP


Los Angeles, California
May 8, 1997 (except as to Note
2 which is as of November 26, 1997,
and Note 14, which is as of December 22, 1997)

                          REPORT OF INDEPENDENT ACCOUNTANTS



To the Shareholders of ACTIVISION, INC. and Subsidiaries

We have audited the accompanying consolidated balance sheet of ACTIVISION, INC. and subsidiaries as of March 31, 1996 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended March 31, 1996 and 1995. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule for each of the two years in the period ended March 31, 1996. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ACTIVISION, INC. and subsidiaries as of March 31, 1996, and the consolidated results of their operations and their cash flows for each of the two years in the period ended March 31, 1996, in conformity with generally accepted accounting principles. In addition, in our opinion, the related financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

We previously audited and reported on the consolidated balance sheet of ACTIVISION, INC. and subsidiaries as of March 31, 1996 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended March 31, 1996 and 1995, prior to ACTIVISION, INC.'s pooling-of-interest with Raven Software Corporation on August 26, 1997 and NBG EDV Handels und Verlags GmbH on November 26, 1997. As described in
Note 14 to the supplemental consolidated financial statements, ACTIVISION, INC.'s supplemental consolidated financial statements were not retroactively restated for these transactions, except for weighted average shares outstanding and earnings per share data which were retroactively restated for the effect of the acquisitions for all periods presented which restatements were not audited by us.

COOPERS & LYBRAND, LLP


Los Angeles, California
May 15, 1996, except for Note 12,
as to which the date is June 10, 1997.





                          REPORT OF INDEPENDENT ACCOUNTANTS



To the Directors of Combined Distribution (Holdings) Limited and Subsidiaries.

We have audited the consolidated balance sheet of Combined Distribution (Holdings) Limited (a United Kingdom Limited Company) and subsidiaries as of April 30, 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the period from June 28, 1996 (inception) to April 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Combined Distribution (Holdings) Limited and subsidiaries as of April 30, 1997, and the consolidated results of their operations and their cash flows for the ten months then ended in conformity with U.S. generally accepted accounting principles.

GRANT THORNTON
Registered Auditors
Chartered Accountants

Central Milton Keynes
England
August 7, 1997

                          ACTIVISION, INC. AND SUBSIDIARIES
                       SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                           (In thousands except share data)


                                                                                           March 31,      March 31,
                                                                                             1997           1996
                                                                                           ---------      ---------
ASSETS
   Current assets:
       Cash and cash equivalents                                                           $  21,358      $  25,288
       Accounts receivable, net of allowances of $7,674 and $7,005, respectively              46,633         19,909
       Inventories, net                                                                        8,283          2,975
       Prepaid software and license royalties                                                  6,559          3,652
       Prepaid expenses and other current assets                                               1,222          1,183
       Deferred income taxes                                                                   1,493          1,500
                                                                                           ---------      ---------
            Total current assets                                                              85,548         54,507

   Property and equipment, net                                                                 5,990          3,326
   Deferred income taxes                                                                       4,212              -
   Other assets                                                                                  255            200
   Excess purchase price over identifiable assets acquired, net                               23,749         19,580
                                                                                           ---------      ---------
            Total assets                                                                   $ 119,754      $  77,613
                                                                                           ---------      ---------
                                                                                           ---------      ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities:
       Notes payable to bank                                                               $   1,600      $       -
       Current portion of subordinated loan stock debentures                                     683              -
       Accounts payable                                                                       19,291          4,592
       Accrued expenses                                                                       12,136          9,688
                                                                                           ---------      ---------
            Total current liabilities                                                         33,710         14,280

   Subordinated loan stock debentures                                                          2,533              -
   Other liabilities                                                                              31            334
                                                                                           ---------      ---------
            Total liabilities                                                                 36,274         14,614
                                                                                           ---------      ---------

   Commitments and contingencies

   Redeemable preferred stock                                                                  1,286              -
   Convertible preferred stock                                                                   214              -

   Shareholders' equity:
       Common stock, $.000001 par value, 50,000,000 shares
            authorized, 17,113,077 and 14,250,180 shares issued
            and 16,613,077 and 13,750,180 outstanding, respectively                                -              -
       Additional paid-in capital                                                             78,752         67,904
       Retained earnings                                                                       8,664            708
       Cumulative foreign currency translation                                                 (158)          (335)
       Less: Treasury stock, cost of 500,000 shares                                          (5,278)        (5,278)
                                                                                           ---------      ---------
            Total shareholders' equity                                                        81,980         62,999
                                                                                           ---------      ---------
       Total liabilities and shareholders' equity                                          $ 119,754      $  77,613
                                                                                           ---------      ---------
                                                                                           ---------      ---------




          The accompanying notes are an integral part of these supplemental consolidated financial statements.

                          ACTIVISION, INC. AND SUBSIDIARIES
                  SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                         (in thousands except per share data)


                                                  For the years ended March 31,
                                             ----------------------------------------
                                                1997           1996           1995
                                             ----------     ----------     ----------
Net revenues                                 $  154,644     $   61,393     $   40,669

Cost of goods sold                               87,121         21,749         21,293
                                             ----------     ----------     ----------
   Gross profit                                  67,523         39,644         19,376
                                             ----------     ----------     ----------
Operating expenses:
   Product development                           18,195         17,505          7,274
   Sales and marketing                           26,297         13,920         10,410
   General and administrative                     7,718          4,404          3,366
   Amortization of intangible assets              1,505          1,283          1,283
                                             ----------     ----------     ----------
       Total operating expenses                  53,715         37,112         22,333
                                             ----------     ----------     ----------
Operating income (loss)                          13,808          2,532        (2,957)
Other income:
   Interest income                                  233          1,707          1,592
                                             ----------     ----------     ----------
Income (loss) before income taxes                14,041          4,239        (1,365)
Income tax provision (benefit)                    4,815        (1,291)            155
                                             ----------     ----------     ----------
Net income (loss)                            $    9,226     $    5,530     $  (1,520)
                                             ----------     ----------     ----------
                                             ----------     ----------     ----------

Net income (loss) per common share           $     0.50     $     0.34     $   (0.10)
                                             ----------     ----------     ----------
                                             ----------     ----------     ----------
Number of shares used in computing
   net income (loss) per common share            18,051         16,271         15,265
                                             ----------     ----------     ----------
                                             ----------     ----------     ----------



          The accompanying notes are an integral part of these supplemental consolidated financial statements.

                          ACTIVISION, INC. AND SUBSIDIARIES
       SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                    (In thousands)



                                                    Common Stock        Common Stock Warrants    Additional    Retained
                                                    ------------        ---------------------      Paid-in     Earnings
                                                 Shares      Amount      Warrants      Amount      Capital     (Deficit)
                                              -----------------------  -----------------------    ---------    ---------
Balance March 31, 1994                           13,849    $       -          267    $     120    $  67,356    $ (3,302)

   Exercise of common stock warrants                267            -        (267)        (120)          200            -

   Issuance of common stock pursuant to
       employee stock purchase plan                  59            -            -            -           99            -

   Issuance of common stock pursuant to
       directors stock purchase plan                  8            -            -            -           12            -

   Net loss for the year                              -            -            -            -            -      (1,520)

   Foreign currency translation adjustment            -            -            -            -            -            -
                                              -----------------------  -----------------------    ---------    ---------
Balance March 31, 1995                           14,183    $       -            -    $       -    $  67,667    $ (4,822)

   Issuance of common stock pursuant to
       employee stock purchase plan                  50            -            -            -          224            -

   Issuance of common stock pursuant to
       directors stock purchase plan                 17            -            -            -           13            -

   Purchase of treasury stock                         -            -            -            -            -            -

   Net income for the year                            -            -            -            -            -        5,530

   Foreign currency translation  adjustment           -            -            -            -            -            -
                                              -----------------------  -----------------------    ---------    ---------
Balance March 31, 1996                           14,250            -            -            -    $  67,904    $     708

   Issuance of common stock                          63            -            -            -          822            -

   Issuance of common stock pursuant to
       employee stock option plan                   313            -            -            -        2,209            -

   Issuance of common stock pursuant to
       employee stock purchase plan                  19            -            -            -          179            -

   Tax benefit attributable to employee
       stock option plan                              -            -            -            -          736            -

   Tax benefit derived from net operating
       loss carryforward utilization                  -            -            -            -        6,634            -

   Issuance of common stock on
       formation of CentreSoft                    2,468            -            -            -          268            -

   Net income for the year                            -            -            -            -            -        9,226

   Foreign currency translation adjustment            -            -            -            -            -            -

   Dividends declared                                 -            -            -            -            -      (1,270)

                                              -----------------------  -----------------------    ---------    ---------
Balance March 31, 1997                           17,113    $       -            -    $       -    $  78,752    $   8,664
                                              ---------    ---------    ---------    ---------    ---------    ---------
                                              ---------    ---------    ---------    ---------    ---------    ---------




                                            Cumulative
                                              Foreign         Treasury Stock          Share-
                                             Currency         --------------          holders'
                                            Translation     Shares       Amount       Equity
                                            -----------   -----------------------    ---------
Balance March 31, 1994                        $   (189)            -    $       -    $  63,985

   Exercise of common stock warrants                  -            -            -           80

   Issuance of common stock pursuant to
       employee stock purchase plan                   -            -            -           99

   Issuance of common stock pursuant to
       directors stock purchase plan                  -            -            -           12

   Net loss for the year                              -            -            -      (1,520)

   Foreign currency translation adjustment           48            -            -           48
                                            -----------   -----------------------    ---------
Balance March 31, 1995                        $   (141)            -    $       -    $  62,704

   Issuance of common stock pursuant to
       employee stock purchase plan                   -            -            -          224

   Issuance of common stock pursuant to
       directors stock purchase plan                  -            -            -           13

   Purchase of treasury stock                         -          500      (5,278)      (5,278)

   Net income for the year                            -            -            -        5,530

   Foreign currency translation  adjustment       (194)            -            -        (194)
                                            -----------   -----------------------    ---------
Balance March 31, 1996                        $   (335)          500    $ (5,278)    $  62,999

   Issuance of common stock                           -            -            -          822

   Issuance of common stock pursuant to
       employee stock option plan                     -            -            -        2,209

   Issuance of common stock pursuant to
       employee stock option plan                     -            -            -          179

   Tax benefit attributable to employee
       stock option plan                              -            -            -          736

   Tax benefit derived from net operating
       loss carryforward utilization                  -            -            -        6,634

   Issuance of equity interests in
       CentreSoft Management Buyout                   -            -            -          268

   Net income for the year                            -            -            -        9,226

   Foreign currency translation adjustment          177            -            -          177

   Dividends declared                                 -            -            -      (1,270)

                                            -----------   -----------------------    ---------
Balance March 31, 1997                        $   (158)          500    $ (5,278)    $  81,980
                                            -----------   ----------    ---------    ---------
                                            -----------   ----------    ---------    ---------


                          ACTIVISION, INC. AND SUBSIDIARIES
                  SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                    (In thousands)


                                                                  For the years ended March 31,
                                                             ---------------------------------------
                                                                1997           1996           1995
                                                             ---------      ---------      ---------
Cash flows from operating activities:
     Net income (loss)                                       $   9,226      $   5,530      $  (1,520)
     Adjustments to reconcile net income (loss) to net
       cash used in operating activities:
          Deferred income taxes                                  3,165         (1,500)             -
          Depreciation and amortization                          4,118          2,646          1,942
          Gain on Disposal                                          34              -              -
     Change in assets and liabilities:
          Accounts receivable                                  (14,249)       (14,343)        (3,641)
          Inventories                                           (2,415)        (1,003)           551
          Prepaid software and license royalties                (2,085)        (2,570)          (202)
          Prepaid expenses and other current assets                (39)          (841)           126
          Other assets                                             (55)          (140)            37
          Accounts payable                                       3,368          2,076            587
          Accrued expenses                                      (5,558)         6,535            911
          Other liabilities                                       (334)          (176)           (11)
                                                             ---------      ---------      ---------
     Net cash used in operating activities                      (4,824)        (3,786)        (1,220)
                                                             ---------      ---------      ---------
Cash flows from investing activities:
     Capital expenditures                                       (4,249)        (3,045)        (1,256)
     Restricted cash                                                 -              -          1,500
     Cash paid by Combined Distribution (Holdings)
       Limited to acquire CentreSoft Limited
          (net of cash acquired)                                (3,878)             -              -
                                                             ---------      ---------      ---------
     Net cash provided by (used in) investing activities        (8,127)        (3,045)           244
                                                             ---------      ---------      ---------
Cash flows from financing activities:
     Proceeds from issuance and exercise of common
       stock options and warrants                                2,209            237            191
     Proceeds from employee stock purchase plan                    179              -              -
     Proceeds from issuance of common stock                        268              -              -
     Proceeds from issuance of subordinated loan
       stock debentures                                          3,216              -              -
     Proceeds from issuance of redeemable preferred stock        1,286              -              -
     Proceeds from issuance of convertible preferred stock         214              -              -
     Payments under line-of-credit agreements                        -              -         (4,695)
     Borrowings under line-of-credit agreements                  1,600              -          4,695
     Other                                                           2              -             (1)
     Purchase of treasury stock                                      -         (5,278)             -
     Dividends paid by Combined Distribution (Holdings)
       Limited                                                    (130)             -              -
                                                             ---------      ---------      ---------
     Net cash provided by (used in) financing activities         8,844         (5,041)           190
                                                             ---------      ---------      ---------
Effect of exchange rate changes on cash                            177           (195)            48
                                                             ---------      ---------      ---------
Net decrease in cash and cash equivalents                       (3,930)       (12,067)          (738)
                                                             ---------      ---------      ---------
Cash and cash equivalents at beginning of year                  25,288         37,355         38,093
                                                             ---------      ---------      ---------
Cash and cash equivalents at end of year                     $  21,358      $  25,288      $  37,355
                                                             ---------      ---------      ---------
                                                             ---------      ---------      ---------

Non-cash investing activities:
     Stock issued in exchange for licensing rights           $     822      $       -      $       -
     Tax benefit derived from stock option exercises               736              -              -
     Tax benefit derived from net operating loss
       carryforward utilization                                  6,634              -              -

Supplemental cash flow information:
     Cash paid for income taxes                              $     473      $     124      $     193
     Cash paid for interest                                          -             20             18




          The accompanying notes are an integral part of these supplemental consolidated financial statements.

                           ACTIVISION, INC. AND SUBSIDIARIES
               NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS

     The Company is a diversified international publisher of interactive entertainment software. The Company develops and publishes entertainment software for a variety of platforms, including both personal computer CD-ROM systems, including the Windows 95 operating system, and video game console hardware systems such as the Sony Playstation ("Playstation") and Sega Saturn ("Saturn"). The Company distributes its products worldwide primarily through its direct sales force, its distribution subsidiaries in Europe and, to a lesser extent through third party distributors and licensees.

     BASIS OF PRESENTATION

     These supplemental consolidated financial statements reflect the pooling of interests of Activision, Inc. with Combined Distribution (Holdings) Limited ("CentreSoft") (see Note 2 "Acquisitions"). The supplemental consolidated financial statements do not extend through the date of consummation of the CentreSoft and NBG acquisitions. However, these statements will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

     As further described in Note 14, certain acquisitions (which occurred after March 31, 1996) have not been retroactively reflected in the historical financial statements of the Company for years ending on or before March 31, 1996 which are presented herein as supplemental consolidated financial statements, except for weighted averages shares outstandings and earnings per share data.


     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Activision, Inc., a Delaware corporation, and its wholly-owned subsidiaries (the Company.) All intercompany accounts and transactions have been eliminated in consolidation.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash and short-term investments with original maturities of not more than 90 days.

     CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentration of credit risk consist principally of temporary cash investments and accounts receivable. The Company places its temporary cash investments with quality financial institutions. At various times during the fiscal years ended March 31, 1997, 1996 and 1995, the Company had deposits in excess of the $100,000 Federal Deposit Insurance Corporation ("FDIC") limit at these financial institutions. At March 31, 1997, the Company had approximately $13.4 million invested in short-term United States government backed securities. The Company's customer base includes retail outlets and distributors including consumer electronics and computer specialty stores, discount chains, video rental stores and toy stores in the United States and countries worldwide. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. The Company generally does not require collateral or other security from its customers.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of the Company's cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate their carrying values due to the relatively short maturities of these instruments. Trade receivables are primarily due from retailers and OEMs.

     CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," provides for the capitalization of certain software development costs once technological feasibility is established. The capitalized costs are then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected revenues, whichever is greater. The software development costs that have been capitalized to date have been immaterial.

     PREPAID SOFTWARE AND LICENSED PROPERTY ROYALTIES

     Prepaid royalties represent prepayments made to independent software developers under development agreements. Prepaid royalties are expensed at the contractual royalty rate as cost of goods sold based on actual net product sales. Management evaluates the future realization of prepaid royalties quarterly, and charges to cost of goods sold any amounts that management deems unlikely to be amortized at the contract royalty rate through product sales.

                          ACTIVISION, INC. AND SUBSIDIARIES
               NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

     REVENUE RECOGNITION

     Product Sales: The Company recognizes revenue from the sale of its products upon shipment. Subject to certain limitations, the Company permits customers to obtain exchanges within certain specified periods, and provides price protection on certain unsold merchandise. Revenue from product sales is reflected net of the allowance for returns and price protection.

     Software Licenses: For those license agreements which provide the customers the right to multiple copies in exchange for guaranteed amounts, revenue is recognized at delivery of the product master or the first copy. Per copy royalties on sales which exceed the guarantee are recognized as earned.

     ADVERTISING EXPENSES

     The Company expenses advertising and the related costs as incurred. Advertising expenses for the years ended March 31, 1997, 1996 and 1995 were approximately $3,285,000, $1,940,000 and $3,564,000, respectively, and are included in sales and marketing expense in the statement of operations.

     AMORTIZATION OF INTANGIBLE ASSETS

     The excess of cost over net assets acquired is being amortized over 20 years using the straight-line method. As of March 31, 1997 and 1996, accumulated amortization amounted to $6,342,000 and $4,837,000, respectively. The company adopted the provisions of SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," on April 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events of changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to undiscounted cash flows expected to be generated by the asset.
     If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

     INCOME TAXES

     The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." Under SFAS No. 109 income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     FOREIGN CURRENCY TRANSLATION

     The Company's foreign subsidiaries maintain their accounting records in their local currency. The currencies are then converted to United States dollars and the effect of the foreign currency translation is reflected as a component of shareholders' equity in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation."

     NET INCOME (LOSS) PER COMMON SHARE

     Net income (loss) per common share is computed using the weighted average number of common and, when dilutive, common equivalent shares outstanding during the period.

     The weighted average number of shares outstanding for all periods presented has been adjusted to reflect the shares issued in conjunction with the acquisitions of Raven Software Corporation and NBG EDV Handels und Verlags GmbH. The weighted average shares outstanding for 1997 has also been adjusted to reflect the shares issued in conjunction with acquisition of Combined Distribution (Holdings) Ltd. from June 28, 1996 (inception of Centresoft).

     Net income utilized to compute earning per share in 1997 has been reduced by dividends on redeemable preferred stock and convertible preferred stock.

     ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          ACTIVISION, INC. AND SUBSIDIARIES
               NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

     STOCK OPTION PLAN

     Prior to April 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of the grant only if the current market price of the underlying stock exceeded the exercise price. On April 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of the grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

     RECLASSIFICATIONS

     Certain amounts in the consolidated financial statements have been reclassified to conform with the current year's presentation.


2.   ACQUISITIONS

     On November 26, 1997, the Company completed its acquisition of CentreSoft by the issuance of 2,787,043 shares of the Company's common stock in exchange for all the outstanding Ordinary Shares, "A" Ordinary Shares, "B" Ordinary shares, redeemable preferred stock, convertible preferred stock and secured loan stock debentures of CentreSoft. In addition, the Company issued options to acquire 50,325 shares of the Company's common stock which was in exchange for outstanding CentreSoft stock options. The acquisition of CentreSoft is being accounted for in accordance with the pooling of interests method of accounting and, accordingly, the accompanying supplemental consolidated financial statements have been retroactively adjusted as if CentreSoft and the Company had operated as one since June 28, 1996 (inception of CentreSoft). These supplemental consolidated financial statements will become the primary historical consolidated financial statements of the Company upon issuance of financial statements covering the date of consummation of the CentreSoft acquisition.

     CentreSoft began operations on June 28, 1996 (See Note 3. Management Buyout of CentreSoft), and, accordingly, there is no restatement of periods prior to April 1, 1996.

     The following represents net revenues and net income of the Company and CentreSoft prior to restatement (amounts in thousands):



                                                             Year ended March 31,
                                                   ---------------------------------------
                                                      1997           1996           1997
                                                   ---------      ---------      ---------
     Net revenues:
          The Company                              $  86,483      $  61,393      $  40,669
          CentreSoft                                  70,219              -              -
          Elimination of intercompany revenues        (2,058)             -              -
                                                   ---------      ---------      ---------
                                                   $ 154,644      $  61,393      $  40,669
                                                   ---------      ---------      ---------
                                                   ---------      ---------      ---------
     Net income:
          The Company                              $   7,107      $   5,530      $ (1,520)
          CentreSoft                                   2,119              -              -
                                                   ---------      ---------      ---------
                                                   $   9,226      $   5,530      $ (1,520)
                                                   ---------      ---------      ---------
                                                   ---------      ---------      ---------


     CentreSoft previously used the fiscal year ended April 30 for its financial reporting. Accordingly, the supplemental consolidated balance sheet contained herein includes the financial position of CentreSoft as of April 30, 1997, and the supplemental consolidated statement of operations for the year ended March 31, 1997 contained herein includes the results of operations of CentreSoft for the ten months ended April 30, 1997. The month ended April 30, 1997 also will be included in the results of operations for the year ended March 31, 1998 and for the interim periods include therein. CentreSoft's net revenues and net income for the month ended April 30, 1997 were approximately $8.0 million and $639,000, respectively.

     All costs related to the acquisition of CentreSoft have not been reflected in the Company's supplemental consolidated financial statements but will be reflected in the consolidated statement of operations for the quarter ended December 31, 1997, the period in which

                          ACTIVISION, INC. AND SUBSIDIARIES
               NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

     the acquisition was completed. Such costs are non-recurring and were comprised primarily of consulting, legal and accounting costs and are expected to approximate $1.4 million.

3.   MANAGEMENT BUYOUT OF CENTRESOFT

     On June 28, 1996, CentreSoft's management completed a buyout of
     Centresoft ("Management Buyout"). In the Management Buyout, CentreSoft acquired all the outstanding ordinary shares of CentreSoft Limited ("CentreSoft") for approximately $7,428,000 in cash from Centregold plc, a subsidiary of Eidos plc ("Eidos"). The acquisition agreement provides for a contingent payment of a maximum of approximately $812,000 to Eidos if CentreSoft is later sold at above a certain price, resulting in a total purchase price of approximately $8,240,000. This contingent payment has been recorded by the Company as a result of the Company's acquisition of CentreSoft in November 1997. The Management Buyout was accounted for by
     CentreSoft by the purchase method of accounting.   The excess of the
     purchase price over the estimated fair values of the net assets acquired was recorded by CentreSoft as an intangible asset in the amount of $6,486,000. This intangible asset is being amortized on a straight-line basis over a 20 year period. Amortization was approximately $238,000 for the year ended March 31, 1997.

     The assets and liabilities of CentreSoft acquired on June 28, 1996 were as follows (amounts in thousands):

                                                                  BOOK VALUE
                                                                       &
                                                                  FAIR VALUE
                                                                  ----------
     Assets:
        Cash and cash equivalents                                  $  3,550
        Accounts receivables, net                                    12,474
        Inventories                                                   2,892
        Fixed assets                                                  1,061
                                                                  ---------
        Total assets                                                 19,977
                                                                  ---------
     Liabilities:
        Accounts payable                                             11,331
        Accrued liabilities                                           6,892
                                                                  ---------
             Total liabilities                                       18,223
                                                                  ---------

    Net assets                                                        1,754
    Cost in excess of net assets acquired                             6,486
                                                                  ---------
    Consideration (including net costs of $767) satisfied by cash    $8,240
                                                                  ---------
                                                                  ---------

    In connection with the Management Buyout, CentreSoft received proceeds from the issuance of secured subordinated loan stock debentures, redeemable preferred stock, convertible preferred stock, "A" ordinary shares, "B" ordinary shares and ordinary shares.

    SECURED SUBORDINATED LOAN STOCK DEBENTURES

    Proceeds from the issuance of the Secured Subordinated Loan Stock Debentures ("Debentures") totaled $3,216,000. The Debentures bear interest at the rate of 15% per annum and repayment was required as follows (amounts in thousands);

                         January 1998            $     683
                         July 1998                     683
                         January 1999                  603
                         July 1999                     603
                         January 2000                  603
                         July 2000                      41
                                                  --------
                                                   $ 3,216
                                                  --------
                                                  --------

     The Debentures are debt instruments, secured by the assets of CentreSoft, and are subordinated to CentreSoft's bank credit facility pursuant to a written Inter-Creditor Deed. In addition, the Debentures cannot be repaid without written consent from such bank. Holders of the Debentures are not entitled to receive any voting rights, any share of profits or any conversion rights into equity securities. In connection with the acquisition of CentreSoft by the Company on November 26, 1997, the Debentures were exchanged for 217,405 shares of the Company's common stock.

     REDEEMABLE PREFERRED STOCK

     Proceeds from the issuance of the 800,000 shares of Redeemable Preferred Stock with a stated par value of $0.16 per share totaled $1,286,000. The Preferred Stock was entitled to a cumulative dividend of $0.19 per share per annum. The scheduled redemption dates were as follows (amounts in thousands):

                         July 2000               $     563
                         January 2001                  723
                                                 ---------
                                                  $  1,286
                                                 ---------
                                                 ---------
     In connection with the acquisition of CentreSoft by the Company on November 26, 1997, the Preferred Stock was exchanged for 86,962 shares of the Company's common stock.

     CONVERTIBLE PREFERRED STOCK

     Proceeds from the issuance of 133,333 shares of Convertible Preferred Stock with a stated par value of $1.61 per share totaled $214,000. The Convertible Preferred Stock was entitled to a dividend of 12% per annum. The Convertible Preferred Stock was convertible into Ordinary Shares on a one-for-one basis in the event the Company had not redeemed the Redeemable Preferred Stock or Convertible Preferred Stock by the period ending six months after the final redemption date of January 31, 2001. The redemption schedule for the Convertible Stock was as follows (amounts in thousands):

                         January  1998           $      32
                         July 1998                      32
                         January 1999                   29
                         July 1999                      29
                         January 2000                   29
                         July 2000                      29
                         January 2000                   34
                                                  --------
                                                   $   214
                                                  --------
                                                  --------
     In connection with the acquisition of CentreSoft by the Company on November 26, 1997, the Convertible Preferred Stock were exchanged for 14,494 shares of the Company's common stock.

     "A" ORDINARY SHARES, "B" ORDINARY SHARES  AND ORDINARY SHARES

     CentreSoft had three classes of ordinary shares outstanding, consisting of "A" Ordinary Shares, "B" Ordinary Shares and Ordinary Shares. Each class had a stated par value of $0.02 per share. Proceeds from the issuance of the 47,059 shares of "A" Ordinary Shares, 19,608 shares of "B" Ordinary Shares and 100,000 shares of Ordinary Shares was $76,000, $31,000 and $161,000, respectively.

     Subject to payment of the dividends on the Redeemable Preferred Stock and the Convertible Preferred Stock (including any arrears or accruals), the holders of the "A" Ordinary Shares and "B" Ordinary Shares received a fixed cumulative net dividend of $0.16 per share per annum ("Ordinary Dividend") and a cumulative preferential dividend which, when added to the Ordinary Dividend, equalled the higher of 20% of the net profits (as defined in CentreSoft's Articles of Association) and the dividends declared on any other class of share capital of CentreSoft for the relevant financial year. The balance of any profits declared by the Board to be distributed by way of dividends for a financial year are to be distributed pro rata among the holders of the "B" Ordinary Shares, the "A" Ordinary Shares and the Ordinary Shares.

     In connection with the acquisition of CentreSoft by the Company on November 26, 1997, the "A" Ordinary Shares, "B" Ordinary Shares and Ordinary Shares were exchanged for 781,608, 25,661 and 1,660,913 shares of the Company's common stock, respectively.

     DIVIDENDS

     In accordance with the terms of the Redeemable Preferred Stock, Convertible Preferred Stock, the "A" Ordinary shares, the "B" Ordinary shares and the Ordinary shares, CentreSoft declared dividends on September 30 and December 31, 1996 and March 31 and June 27, 1997 totaling as follows (amounts in thousands):

          Redeemable Preferred Stock, $0.19 per share               $   130
          Convertible Preferred Stock, 12% per annum                     21
          "A" Ordinary Shares                                             6
          "B" Ordinary Shares                                             4
          Ordinary Shares                                               268
          Participating "A" and "B" Ordinary Shares, $12.60
          per share                                                     841
                                                                   --------
                                                                    $ 1,270
                                                                   --------
                                                                   --------

     In connection with the acquisition of CentreSoft by the Company on November 26, 1997, dividends will only be declared and paid on the Redeemable Preferred Stock, Convertible Preferred Stock, "A" Ordinary shares and the "B" Ordinary shares through the date of the Company's acquisition of CentreSoft due to the exchange of these securities for common stock of the Company.

4.   INVENTORIES

     Inventories are valued at the lower of cost (first-in, first-out) or market. Inventories at March 31, 1997 and 1996 reflect an adjustment to net realizable value of approximately $471,000 and $145,000, respectively. The provisions for net realizable value for the years ended March 31, 1997, 1996 and 1995 were approximately $234,000, $532,000 and $134,000, respectively. Inventories, net of reserves consisted of (amounts in thousands):

                                              March 31, 1997    March 31, 1996
                                              --------------    --------------

          Finished goods                         $  7,121           $  2,099
          Purchased parts and components            1,162                876
                                                ---------           --------
                                                 $  8,283           $  2,975
                                                ---------           --------
                                                ---------           --------

     Included in finished goods at March 31, 1997 and 1996 are expected inventory returns at a net realizable value of $837,000 and $427,000, respectively.

5.   PROPERTY AND EQUIPMENT

     Equipment, furniture and leasehold improvements are recorded at cost. Depreciation and amortization are provided using the straight-line method over the shorter of the estimated useful lives or the lease term generally ranging from three to ten years. Property and equipment, stated at cost, was as follows (amounts in thousands):

                                              March 31, 1997    March 31, 1996
                                              --------------    --------------

          Computer equipment                     $  9,230           $  4,360
          Office furniture and other
            equipment                               3,204              1,338
          Leasehold improvements                    1,598                310
                                                 --------           --------
                                                   14,032              6,008
          Less accumulated depreciation and
            amortization                           (8,042)            (2,682)
                                                 --------           --------
                                                 $  5,990           $  3,326
                                                 --------           --------
                                                 --------           --------

     Depreciation expense for the years ended March 31, 1997, 1996 and 1995 was $2,613,000, $1,362,000 and $658,000, respectively.

                          ACTIVISION, INC. AND SUBSIDIARIES
               NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

6.   ACCRUED EXPENSES

     Accrued expenses were as follows (amounts in thousands):

                                              March 31, 1997    March 31, 1996
                                              --------------    --------------

          Accrued royalties                     $   4,173           $  3,104
          Accrued selling and marketing costs       1,680              1,759
          Deferred revenue                              -              2,242
          Dividends payable                         1,144                  -
          Income taxes payable                      1,189                  -
          Other                                     3,950              2,583
                                                ---------           --------
                                                $  12,136           $  9,688
                                                ---------           --------
                                                ---------           --------

7.   OPERATIONS BY GEOGRAPHIC AREA

     The following table summarizes the geographic operations of the Company (amounts in thousands):

                                               Year ended March 31,
                                    ---------------------------------------
                                      1997           1996           1995
                                      ----           ----           ----
     Net revenues:
        North America               $  65,049       $ 47,176       $ 29,492
        Europe                         80,372          6,501          7,574
        Japan                           4,504          4,768          2,194
        Australia and Pacific           4,719          2,948          1,409
                                    ---------      ---------      ---------
            Total net revenues      $ 154,644       $ 61,393       $ 40,669
                                    ---------      ---------      ---------
                                    ---------      ---------      ---------
     Operating income (loss):
        North America               $   2,306       $ (5,110)      $ (5,114)
        Europe                          7,467          2,547             77
        Japan                           2,022          3,814          1,655
        Australia and Pacific           2,013          1,281            425
                                    ---------      ---------      ---------
            Total operating
             income (loss)          $  13,808       $  2,532       $ (2,957)
                                    ---------      ---------      ---------
                                    ---------      ---------      ---------

                                 At March 31,   At March 31,    At March 31
                                      1997           1996           1995
                                      ----           ----           ----
     Assets:
        United States               $  81,833       $ 73,377       $ 68,226
        Foreign                        39,541          4,236            657
                                    ---------      ---------      ---------
            Total assets            $ 121,374       $ 77,613       $ 68,883
                                    ---------      ---------      ---------
                                    ---------      ---------      ---------

     Operating income (loss) by geographic territory is reflected without any allocation for product development and general and administrative expenses to the geographic territories other than North America. These expenses are incurred primarily in North America.

8.   SIGNIFICANT CUSTOMERS

     The Company had no sales to any one customer in excess of 10% of total net revenues for the years ended March 31, 1997 and 1996. For the fiscal year ended March 31, 1995, the Company had sales to one customer which represented 14.9% of total net revenues.

                          ACTIVISION, INC. AND SUBSIDIARIES
               NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

9.   INCOME TAXES

     Domestic and foreign income (loss) before income taxes and details of the income tax provision (benefit) are as follows (amounts in thousands):


                                                                                 Year ended March 31,
                                                                        --------------------------------------
                                                                          1997           1996           1995
                                                                          ----           ----           ----
     Income (loss) before income taxes:
          Domestic                                                      $  5,896       $  3,681       $ (3,096)
          Foreign                                                          8,145            558          1,731
                                                                        --------       --------       --------
                                                                        $ 14,041       $  4,239       $ (1,365)
                                                                        --------       --------       --------
                                                                        --------       --------       --------
     Income tax provision:
       Current:
          Federal                                                       $    383       $    106       $      -
          State                                                               31             25              -
          Foreign                                                          1,236             78            155
                                                                        --------       --------       --------
              Total current                                                1,650            209            155
                                                                        --------       --------       --------
        Deferred:
          Federal                                                         (2,961)        (1,369)             -
          State                                                           (1,244)          (131)             -
                                                                        --------       --------       --------
              Total deferred                                              (4,205)        (1,500)             -
                                                                        --------       --------       --------
     Add back benefit credited to additional
       paid-in capital:
          Tax benefit related to stock option exercises                      736              -              -
          Tax benefit related to utilization of pre-bankruptcy
               net operating loss carryforwards                            6,634              -              -
                                                                        --------       --------       --------
                                                                           7,370              -              -
                                                                        --------       --------       --------
                                                                        $  4,815       $ (1,291)      $    155
                                                                        --------       --------       --------
                                                                        --------       --------       --------


     The items accounting for the difference between income taxes computed at the U.S. federal statutory income tax rate and the income tax provision for each of the years are as follows:



                                                                                  Year ended March 31,
                                                                         -------------------------------------
                                                                           1997           1996           1995
                                                                           ----           ----           ----
     Federal income tax provision at statutory rate                        35.0%          34.0%        (34.0%)
     State taxes, net of federal benefit                                    3.4%              -              -
     Benefit of net operating loss carryforward                                -        (25.7%)              -
     Nondeductible amortization                                             3.9%          10.3%          30.4%
     Future (current) deductible reserves                                      -         (4.9%)          39.3%
     Research and development credits                                     (8.4)%         (8.7%)        (41.9%)
     Incremental effect of foreign tax rates                              (4.1)%         (0.5%)          22.2%
     Increase (reduction) of valuation allowance                            4.0%        (35.4%)              -
     Other                                                                  0.5%           0.4%         (4.5)%
                                                                         -------        -------        -------
                                                                           34.3%        (30.5%)          11.5%
                                                                         -------        -------        -------
                                                                         -------        -------        -------

                          ACTIVISION, INC. AND SUBSIDIARIES
               NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

     The components of the net deferred tax asset and liability were as follows (amounts in thousands):

                                             March 31, 1997      March 31, 1996
                                             --------------      --------------
       Deferred asset:
          Allowance for bad debts                $   272             $   211
          Allowance  for sales returns               441                 785
          Miscellaneous                               99                  49
          Tax credit carryforwards                 2,553               1,450
          Net operating loss carryforwards        10,447              13,310
                                                 -------             -------
            Deferred tax asset                    13,812              15,805
            Valuation allowance                   (8,107)            (14,305)
                                                 -------             -------
            Net deferred tax asset               $ 5,705             $ 1,500
                                                 -------             -------
                                                 -------             -------

     During the year ended March 31, 1996, the Company recognized a tax benefit of $1.5 million through a reduction in the Company's deferred tax asset valuation allowance. The reduction reflected the remaining portion of the Company's net operating loss carryforwards, the benefit from which could be recorded in the Company's provision for income taxes. In accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," issued by the American Institute of Certified Public Accountants, benefits from loss carryforwards arising prior to the Company's reorganization are recorded as additional paid-in capital. During the year ended March 31, 1997, $6.6 million of such benefits have been recognized through a reduction in the valuation allowance. The reductions in the valuation allowance during the years ended March 31, 1997 and 1996 were determined based on the Company's assessment of the realizability of its deferred tax assets, based on recent operating history, and the Company's expectation that operations will continue to generate taxable income, as well as other factors. Realization of the deferred tax assets is dependent upon the continued generation of sufficient taxable income prior to expiration of tax credits and loss carryforwards. Although realization is not assured, management believes it is more likely than not that the deferred tax asset of $5.7 million will be realized. The amount of deferred tax assets considered realizable, however, could be reduced in the future if estimates of future taxable
     income are reduced.   The provision for Income taxes for the year ended
     March 31, 1995 represents foreign taxes withheld.

     The Company's available net operating loss carryforward for federal tax reporting purposes approximates $28.3 million and is subject to certain limitations as defined under Section 382 of the Internal Revenue Code. The net operating loss carryforwards expire from 1999 to 2009. At March 31, 1997, the Company had a net operating loss carryforward for California tax reporting purposes of approximately $10.7 million. The California net operating loss carryforwards expire from 1998 to 2003.

10.  BANK LINE OF CREDIT

     The Company has a revolving line of credit ("Credit Facility") with a bank, which provides $4 million of revolving credit. The Credit Facility matures on June 30, 2000. Interest is at LIBOR plus 2.5%, however, if certain financial covenants are not met interest will be increased to LIBOR plus 3.5%. The Company was not in violation of any financial covenants and no amounts were outstanding on the line of credit as of March 31, 1997.

     In addition, the Company has an overdraft facility with a bank, which provides $4 million of overdraft protection. The overdraft facility is payable on demand. As of March 31, 1997, the Company had drawn on this facility $1.6 million.

11.  COMMITMENTS AND CONTINGENCIES

     LEASE OBLIGATIONS

     The Company leases its facilities under non-cancelable operating lease agreements. Total future minimum lease commitments as of March 31, 1997 are as follows (amounts in thousands):

                    Year ending March 31,

                         1998                      $   2,873
                         1999                          2,576
                         2000                          2,671
                         2001                          2,675
                         2002                          2,675
                         Thereafter                   15,250
                                                   ---------
                                                   $  28,720
                                                   ---------
                                                   ---------

     Rent expense for the years ended March 31, 1997, 1996 and 1995 was approximately $2,279,000, $1,348,000 and $811,000, respectively.

                          ACTIVISION, INC. AND SUBSIDIARIES
               NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

     EMPLOYMENT AGREEMENTS

     As of March 31, 1997, the Company has entered into employment agreements with various personnel which have obligated the Company to make total minimum payments of $3,102,000 and $67,000 during the years ending March 31, 1998 and 1999, respectively.

     LEGAL PROCEEDINGS

     The Company is party to routine claims and suits brought against it in the ordinary course of business including disputes arising over the ownership of intellectual property rights and collection matters. In the opinion of management, the outcome of such routine claims will not have a material adverse effect on the Company's business, financial condition, results of operations or liquidity.

12.  EMPLOYEE BENEFIT PLANS

     STOCK OPTION PLAN

     The Company has a stock option plan (the "Stock Option Plan") for the benefit of officers, employees, consultants and others. The Stock Option Plan permits the granting of non-qualified stock options, incentive stock options ("ISOs"), stock appreciation rights ("SARs"), restricted stock awards, deferred stock awards and other Common Stock-based awards. As of March 31, 1997 the total number of shares of Common Stock available for distribution under the Stock Option Plan is 6,066,667. The plan requires available shares to consist in whole or in part of authorized and unissued shares or treasury shares. There were 276,000 remaining shares available for grant under the Stock Option Plan as of March 31, 1997.

     The stock option exercise price is determined at the discretion of the Board of Directors, and for ISOs, is not to be less than the fair market value at the date of grant, or in the case of non-qualified options, must exceed or be equal to 85% of fair market value at date of grant. Options typically become exercisable in equal installments over a period not to exceed five years and must be exercised within 10 years of date of grant. Historically, stock options have been granted with exercise prices equal to or greater than the fair market value at the date of grant.

     Stock Option Plan activity was as follows (amounts in thousands, except weighted average exercise price amounts):


                                                       1997                    1996                    1995
                                               --------------------------------------------    --------------------
                                                Shares      Wtd Avg     Shares      Wtd Avg     Shares      Wtd Avg
                                                 (000)     Ex Price      (000)     Ex Price      (000)     Ex Price
                                               --------    --------    --------    --------    --------    --------
          Outstanding at beginning of year        3,725      $11.37       1,190    $   5.20         398    $   2.98
               Granted                            1,997       11.28       2,805       13.61       1,073        5.61
               Exercised                          (313)        7.05        (50)        4.54        (59)        1.67
               Forfeited                          (181)        9.24       (220)        6.07       (222)        4.13
               Expired                                -           -           -           -           -           -
                                               --------    --------    --------    --------    --------    --------
          Outstanding at end of year              5,228      $11.69       3,725   $   11.37       1,190    $   5.20
                                               --------    --------    --------    --------    --------    --------
                                               --------    --------    --------    --------    --------    --------

          Exercisable at end of year              3,292      $12.62         334    $   4.55         176    $   3.82


     The range of exercise prices for options outstanding as of March 31, 1997 was $1.50 to $21.18. The range of exercise prices for options is wide due to increases in the Company's stock price over the period of the grants. For the year ended March 31, 1997, 1,277,000 options were granted at an exercise price equal to the fair market value on the date of grant, and 720,000 options were granted at an exercise price greater than fair market value on the date of grant.

                          ACTIVISION, INC. AND SUBSIDIARIES
               NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

     The following tables summarize information about options outstanding at March 31, 1997:

                                                 Outstanding Options
                                          ------------------------------------
                                                      Remaining
                                                     Weighted Avg
                                                     Contractual      Wtd Avg
                                          Shares         Life         Exercise
                                           (000)      (in years)       Price
                                          ------     ------------     --------

          Range of exercise prices:
               $1.50 to $9.75              1,778              7.9       $ 6.53
               $9.78 to $13.00             1,557              9.4        11.34
               $13.13 to $21.18            1,893              8.3        16.69
                                          ------           ------       ------
               Total                       5,228              8.5       $11.69
                                          ------           ------       ------
                                          ------           ------       ------


                                                           Exercisable Options
                                                           --------------------
                                                                      Wtd Avg
                                                           Shares     Exercise
                                                            (000)      Price
                                                           ------     --------
          Range of exercise prices:
               $1.50 to $9.75                                 879       $ 5.92
               $9.78 to $13.00                                789        10.34
               $13.13 to $21.18                             1,624        17.16
                                                           ------       ------
               Total                                        3,292       $12.62
                                                           ------       ------
                                                           ------       ------

     These options will expire if not exercised at specific dates ranging from January 2002 to March 2007. Prices for options exercised during the three year period ended March 31, 1997 ranged from $0.75 to $11.05.

     EMPLOYEE STOCK PURCHASE PLAN

     The Company has an employee stock purchase plan for all eligible employees (the "Purchase Plan"). Under the Purchase Plan, shares of the Company's common stock may be purchased at six-month intervals at 85% of the lower of the fair market value on the first or last day of each six-month period (the "Offering Period"). Employees may purchase shares having a value not exceeding 10% of their gross compensation during an Offering Period.
     During the Purchase Plan's first Offering Period ended March 31, 1997, employees purchased 19,000 shares at a price of $9.56 per share. As of March 31, 1997, 181,000 shares were reserved for future issuance under the Purchase Plan.

     EMPLOYEE RETIREMENT PLAN

     The Company has a retirement plan covering substantially all of its eligible employees. The retirement plan is qualified in accordance with
     Section 401(k) of the Internal Revenue Code. Under the plan, employees may defer up to 15% of their pre-tax salary, but not more than statutory limits. The Company contributes 5% of each dollar a participant contributes. The Company's matching contributions to the plan were $25,000 and $10,000 during the years ended March 31, 1997 and March 31, 1996; the Company made no matching contributions in the year ended March 31, 1995.

     DIRECTOR WARRANT PLAN

     The Director Warrant Plan provides for the automatic granting of warrants ("Director Warrants") to purchase 16,667 shares of the Common Stock to each director of the Company who is not an officer or employee of the Company or any of its subsidiaries. The total number of shares of Common Stock available for distribution under the Director Warrant Plan was 100,000. Director Warrants granted under the Director Warrant Plan vest 25% on the first anniversary of the date of grant, and 12.5% each six months thereafter. The Director Warrant Plan expired on December 19, 1996. The expiration had no effect on the outstanding Warrants.

                          ACTIVISION, INC. AND SUBSIDIARIES
               NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

     Director Warrant activity was as follows (amounts in thousands, except weighted average exercise price amounts):


                                                        1997                          1996                          1995
                                               -----------------------------------------------------       -----------------------
                                                Shares         Wtd Avg        Shares         Wtd Avg        Shares         Wtd Avg
                                                 (000)        Ex Price         (000)        Ex Price         (000)        Ex Price
                                               --------       --------       --------       --------       --------       --------
          Outstanding at beginning of year           73          $4.43             50       $   0.75             67       $   0.94
               Granted                                -              -             60           7.50              -              -
               Exercised                              -              -           (17)           0.75            (8)           1.50
               Forfeited                              -              -           (20)           7.50            (9)           1.50
               Expired                                -              -              -              -              -              -
                                               --------       --------       --------       --------       --------       --------
          Outstanding at end of year                 73          $4.43             73       $   4.43             50       $   0.75
                                               --------       --------       --------       --------       --------       --------
                                               --------       --------       --------       --------       --------       --------

          Exercisable at end of year                 73          $4.43             39       $   2.47             38       $   0.75


     During the fiscal year ended March 31, 1997, 40,000 Director Warrants were granted to new directors outside of the Director Warrant Plan with an average exercise price of $12.85 and vesting consistent with other outstanding Director Warrants.

     The range of exercise prices for director warrants outstanding as of March 31, 1997 was $0.75 to $8.50. The range of exercise prices for options is wide due to increases in the Company's stock price over the period of the
     grants.   As of March 31, 1997, 33,000 of the outstanding and vested director warrants have a weighted average remaining contractual life of 4.8 years and a weighted average exercise price of $0.75, 20,000 of the outstanding and vested director warrants have a weighted average remaining contractual life of 7.8 years and a weighted average exercise price of $6.50 and 20,000 of the outstanding and vested director warrants have a weighted average remaining contractual life of 7.8 years and a weighted average exercise price of $8.50.

     PRO FORMA INFORMATION

     The Company has elected to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its employee stock options. Under APB No. 25, if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized in the Company's financial statements.

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123. This information is required to be determined as if the Company had accounted for its employee stock options (including shares issued under the Purchase Plan and Director Warrant Plan collectively called "options") granted during fiscal 1996 and 1997 under the fair value method of that statement. The fair value of options granted in the years ended March 31, 1997 and 1996 reported below has been estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:


                                                  Stock Option Plan               Purchase Plan             Director Warrant Plan
                                               -----------------------------------------------------       -----------------------
                                                 1997           1996           1997           1996           1997           1996
                                               --------       --------       --------       --------       --------       --------
          Expected life (in years)                  2.2            3.7            0.5              -              -            2.0
          Risk free interest rate                 6.45%          6.45%          6.45%              -              -          6.45%
          Volatility                                .60            .60            .60              -              -            .60
          Dividend yield                              -              -              -              -              -              -


     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options. The weighted average estimated fair value of Stock Option Plan shares granted during the years ended March 31, 1997 and 1996 was $4.04 and $3.74 per share, respectively. The weighted average estimated fair value of Employee Purchase Plan shares granted during the year ended March 31, 1997 was $2.89. The weighted average estimated fair value of Director Warrants granted during the year ended March 31, 1997 was $2.27.

                          ACTIVISION, INC. AND SUBSIDIARIES
               NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (amounts in thousands except for earnings per share information):

                                                 Year ended March 31,
                                               -----------------------
                                                 1997           1996
                                               --------       --------
          Pro forma net income                 $  5,947       $  2,302
          Pro forma earnings per share         $   0.33       $   0.14

     The effects on pro forma disclosures of applying SFAS No. 123 are not likely to be representative of the effects on pro forma disclosures of future years. Because SFAS No. 123 is applicable only to options granted during fiscal 1996 and 1997, the pro forma effect will not be fully reflected until the fiscal year ended March 31, 2000.

13.  RELATED PARTY TRANSACTIONS

     PROMISSORY NOTES RECEIVABLE

     As of March 31, 1997, accounts receivable includes $177,000 in promissory notes receivable from Robert A. Kotick, a director, officer and shareholder of the Company. The promissory notes are dated December 28, 1994 and April 28, 1995, have maturity dates, as amended, of December 31, 1997 and bear interest at 9.0% per annum.

     MERGER WITH INTERNATIONAL CONSUMER TECHNOLOGIES CORPORATION (ICT)

     Effective January 1, 1995, ICT was merged with and into a wholly owned subsidiary of the Company, with ICT as the surviving corporation. ICT's sole asset at the time of the merger was 5,429,600 shares of the Company's Common Stock. As a result of the merger, the shares of the Company's Common Stock previously held by ICT were distributed to the shareholders of ICT in exchange for their shares of ICT common stock. No other assets or liabilities were acquired or assumed by the Company as a result of the merger.

                          ACTIVISION, INC. AND SUBSIDIARIES
               NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

14.  SUBSEQUENT EVENTS

     ACQUISITION OF TAKE US! MARKETING GMBH

     On June 13, 1997, the Company completed its acquisition of Take Us! Marketing GmbH ("Take Us!") in exchange for $246,000 in cash and 10,000 shares of the Company's common stock with a value of $136,000. The acquisition of Take Us! will be accounted for by the purchase method of accounting. The purchase price of $382,000 exceeded the fair value of net assets acquired of $151,000 resulting in an intangible asset of approximately $231,000.

     ACQUISITION OF RAVEN SOFTWARE CORPORATION

     On August 26, 1997, the Company completed its acquisition of Raven Software Corporation ("Raven") in exchange for 1,040,000 shares of the Company's common stock. This transaction is being accounted for in accordance with the pooling of interests method of accounting. In addition, Raven is being accounted for as an immaterial pooling; accordingly, periods prior to April 1, 1997 were not restated retroactively for this transaction. However, weighted average shares outstanding and earnings per share data were retroactively restated for the effect of the Raven acquisition for all periods presented.

     ACQUISITION OF NBG EDV HANDELS UND VERLAGS GMBH

     On November 26, 1997, the Company completed its acquisition of NBG EDV Handels und Verlags GmbH ("NBG") in exchange for 281,206 shares of the Company's common stock. This transaction is being accounted for in accordance with the pooling of interests method of accounting. In addition, NBG is being accounted for as an immaterial pooling; accordingly, periods prior to October 1, 1997 will not be restated retroactively for this transaction. However, weighted average shares outstanding and earnings per share data were retroactively restated for the affect of the NBG acquisition for all periods presented.

     SUBORDINATED CONVERTIBLE DEBT PRIVATE PLACEMENT

     On December 22, 1997, the Company completed a private placement of $60 million in convertible subordinated notes ("Convertible Notes"). The Convertible Notes have a 6.75% stated annual interest rate, are due in January 2005 and are convertible at any time prior to maturity into shares of the Company's Common Stock at $18.875 per share. Net proceeds from the issuance of the Convertible Notes was approximately $57.9 million. The Company intends to use such net proceeds to repay outstanding balances under its bank lines of credit, if any, to fund product development, to acquire third party publishing and distribution rights, to expand the Company's direct sales and marketing capabilities and for general corporate purposes. In addition, the Company may, when and if the opportunity arises, use an unspecified portion of the net proceeds to acquire businesses, products or technologies that it believes are of strategic importance. Pending such uses, the Company intends to invest the net proceeds in short-term money market and other market rate, investment-grade instruments.

                          ACTIVISION, INC. AND SUBSIDIARIES
               NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

15.  QUARTERLY FINANCIAL AND MARKET INFORMATION (UNAUDITED)


                                                                             Quarter Ended
                                                         -----------------------------------------------------        Year
   (Dollars in thousands, except per share data)         June 30        Sept 30         Dec 31         Mar 31         Ended
                                                         --------       --------       --------       --------       --------
     Fiscal 1997:
          Net revenues                                   $  7,021       $ 29,557       $ 60,480       $ 57,586       $154,644
          Operating income (loss)                          (4,226)         2,137          8,288          7,609         13,808
          Net income (loss)                                (2,631)         1,421          5,320          5,116          9,226
          Net income (loss) per common share                (0.17)          0.07           0.29           0.27           0.50

          Common stock price per share
               High                                      $  15.00       $  14.38       $  14.00       $  16.25       $  16.25
               Low                                          11.63           9.50          10.56          10.00           9.50

     Fiscal 1996:
          Net revenues                                   $  3,319       $ 18,848       $ 17,578       $ 21,648         61,393
          Operating income (loss)                          (6,014)         2,366          1,573          4,607          2,532
          Net income (loss)                                (5,528)         2,765          1,948          6,345          5,530
          Net income (loss) per common share                (0.36)          0.17           0.12           0.39           0.34

          Common stock price per share
               High                                      $  7.125       $  19.75       $  18.50      $  15.125       $  19.75
               Low                                           5.75           6.75          8.125          8.625           5.75

                                                                    SCHEDULE II

                          ACTIVISION, INC. AND SUBSIDIARIES
                   VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                               (Amounts in thousands)

             Col. A                    Col. B       Col. C       Col. D         Col. E
             ------                    ------       ------       ------         ------
                                      Balance at                              Balance at
                                      Beginning                 Deductions      End of
           Description                of Period    Additions    (Describe)      Period
-----------------------------------------------------------------------------------------
Year ended March 31, 1997:

  Allowance for sales returns, price
    protection and doubtful accounts   $ 7,005     $18,878       $18,209 (A)    $ 7,674

  Inventory valuation                  $   145     $   478       $   152 (B)    $   471

  Deferred tax valuation allowance     $14,305     $   436       $ 6,634        $ 8,107


Year ended March 31, 1996:

  Allowance for sales returns, price
    protection and doubtful accounts   $ 4,469     $12,402       $ 9,866 (A)    $ 7,005

  Inventory valuation                  $   357     $   532       $   744 (B)    $   145

  Deferred tax valuation allowance     $16,500     $  (695)      $ 1,500        $14,305


Year ended March 31, 1995:

  Allowance for sales returns, price
    protection and doubtful accounts   $ 3,266     $ 3,795       $ 3,592 (A)    $ 4,469

  Inventory valuation                  $   493     $   134       $   270 (B)    $   357

  Deferred tax valuation allowance     $15,531     $   969       $    -         $16,500


(A) Actual write-offs uncollectible accounts receivable or sales returns and price protection.
(B) Actual write-offs of obsolete inventory, scrap and reduction in carrying value of certain portions of inventory.